EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Full House Resorts, Inc.
Las Vegas, Nevada

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-29299) of Full House Resorts, Inc. of our report dated January 30, 2012, relating to the financial statements of Silver Slipper Casino Venture, LLC, which appears in this Form 8K.

BDO USA, LLP
Dallas, Texas

December 7, 2012